Exhibit 16.1

John Scrudato CPA

CERTIFIED PUBLIC ACCOUNTING FIRM

March 31, 2015

Securities and Exchange Commission

450 Fifth Street, NW

Washington, D.C. 20549

Re: China Energy Technology Corp., Ltd.,

       (formerly known as Redfield Ventures, Inc. )

       Form 8-K Item 4.01

       File No. 333-183502

Commissioners:

We were previously the principal accountants for China Energy Technology Corp., Ltd., (formerly known as Redfield Ventures, Inc. )  Effective March 31, 2015, we resigned as the principal accountants.

We have read the Company's statements included under Item 4.1 of its Form 8-K dated March 31, 2015. We agree with the statements concerning our Firm in Item 4.1 of the Form 8-K. We have no basis on which to agree or disagree with other statements made in the Form 8-K.

Very truly yours,

/s/ John Scrudato CPA

John Scrudato CPA

Califon, New Jersey

7 Valley View Drive Califon, New Jersey 07830

Registered Public Company Oversight Board